Exhibit 99.1

Caliber Enters Exclusive Development
Agreement with Hyatt to Bring 15 Hyatt
Studios Hotels to Key U.S. Markets

The agreement spans five states and marks one of the largest multi-property commitments to Hyatt Studios since the brand was announced in 2023

SCOTTSDALE, Ariz., May 06, 2025 (GLOBE NEWSWIRE) -- Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced that it has entered into a Development Rights Agreement with an affiliate of Hyatt Hotels Corporation (NYSE: H) to develop 15 new Hyatt Studios hotels in the United States. Under the terms of the agreement, Caliber Hospitality Development (“CHD”) will receive exclusive development rights for future development of Hyatt Studios hotels in target market areas within Arizona, Colorado, Nevada, Texas and Louisiana. Construction on the first hotel, located in Georgetown, Texas, a city within the Austin metropolitan district, is expected to break ground in the fourth quarter of 2025. The second hotel within the agreement will be in Scottsdale, Arizona and is expected to break ground second quarter of 2026.

Announced in 2023, Hyatt Studios is Hyatt’s first upper-midscale extended-stay brand, concepted in direct collaboration with owners and informed by guest feedback, featuring an efficient build cost, lean operating model, and design flexibility—all supported by Hyatt’s powerful commercial engine. Each Hyatt Studios hotel will include approximately 122 apartment-style suites equipped with in room kitchens, free high-speed fiber internet, EV charging stations, complimentary grab-and-go breakfast, a 24/7 market, self-service laundry, fitness studio, and pet friendly accommodations.

“Our new Hyatt Studios brand has been steadily growing since we announced it in 2023, and today we have more than 50 executed deals that will extend the Hyatt brand into more than 20 new markets,” said Jim Chu, Chief Growth Officer, Hyatt. “We are excited to be working with Caliber on the development of at least 15 new properties, many of which are expected to be located in new markets for Hyatt. This significant development agreement will advance Hyatt’s ongoing evolution, as we aim to make our brands even more profitable for owners and more desirable for travelers.”

“We are very excited about our new relationship with Hyatt, a world-class brand that shares our steadfast commitment to superior service for our guests,” said Chris Loeffler, CEO of Caliber. “As a hospitality investor and developer since 2013, Caliber has taken notice that hotel inventory across the United States is lower today than it was in January of 2020. This, combined with historically low new construction starts, and a recent return of demand for hotel rooms, makes the case to develop Hyatt Studios hotels in attractive, underserved markets. The Hyatt Studios brand offers Caliber the opportunity to capture a fundamental change in the way people work and their desire to stay in a hotel that feels like home for a longer trip,” continued Mr. Loeffler.

Caliber expects to develop 15 hotels over the course of the next three to five years, as the market bears opportunities, and will seek to expand the agreement if market conditions allow. Caliber expects these developments to deliver $400 million in additional assets under management (AUM) to the Platform, delivering an attractive operating margin and significant growth in annual and one-time Platform revenue.

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

About Caliber (CaliberCos Inc.)
With more than $2.9 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 16-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

About Caliber Hospitality Trust
Caliber Hospitality Trust (“CHT”), an externally advised private hospitality corporation, is a subsidiary of CaliberCos Inc. (NASDAQ: CWD). Led by an experienced team of agile entrepreneurs and specialists, CHT offers a unique opportunity in an UPREIT strategy for hotel owners and managers to access scale on a tax-deferred basis. CHT is targeting middle-market, full service, select service, extended stay, and lifestyle hotels in attractive geographic locations. CHT’s asset management technology enables management of mixed asset classes, top-tier brands, and third-party managers, who all interact via an integrated platform. More information at CaliberHospitality.com

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of March 31, 2025, the Company's portfolio included more than 1,450 hotels and all inclusive properties in 79 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels,

The StandardX, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Sunscape® Resorts & Spas, Alua Hotels & Resorts®, and Bahia Principe Hotels & Resorts; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Studios, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict.

Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Ilya Grozovsky
+1 480-214-1915
Ilya@caliberco.com